UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 24, 2009
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 24, 2009, Ford Motor Company (“Ford”) issued a press release announcing that it had entered into the Fourth Amendment to the Credit Agreement dated as of December 15, 2006 (as amended, supplemented or otherwise modified from time to time prior to November 24, 2009, the “Existing Credit Agreement”) among Ford, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and other financial institutions or entities from time to time parties thereto as lenders.  The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

As a result of the Fourth Amendment, the Existing Credit Agreement has been amended and restated effective November 24, 2009 (the “ARCA”). The Fourth Amendment, including the ARCA, is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Prior to the Fourth Amendment, revolving lenders held commitments totaling $10.7 billion that matured on December 15, 2011.  As a result of the Fourth Amendment, lenders will have commitments totaling $7.2 billion in a new revolving facility that matures on November 30, 2013, and such lenders will convert $724 million of their existing revolving loans to a new term loan that matures on December 15, 2013.  The new term loan has the same pricing, maturity, and other terms as the existing term loan, but is not subject to Mandatory Prepayments (as defined in the ARCA).

Lenders who agreed to extend the maturity of their revolving commitments had the option to reduce their commitments by up to 25%, and will receive a 1 percentage point increase in interest rate margins, an increase in quarterly fees and payment of an upfront fee.  On December 3, 2009, Ford will repay $1.9 billion of the existing revolving loans to effect the commitment reductions elected by extending lenders.  Lenders with revolving commitments totaling $886 million have elected not to extend those commitments, which will mature on the original maturity date of December 15, 2011.

The lenders also approved the following amendments to the covenants in the Existing Credit Agreement:

•
Permit Ford to redeem or prepay Material Unsecured Indebtedness or Permitted Second Lien Debt (each as defined in the ARCA) in exchange for capital stock or with the net cash proceeds of capital stock issued by Ford from and after May 1, 2009;

•
Permit Ford to refinance Material Unsecured Indebtedness and preferred capital stock with Indebtedness (as defined in the ARCA) that has a maturity date later than the earlier of December 15, 2013 and the final maturity date of the Indebtedness or preferred capital stock being refinanced and that has a weighted average life to maturity equal to or greater than the shorter of the weighted average life to maturity of the term loans and the weighted average life to maturity of the Indebtedness or preferred capital stock being refinanced;

•
Reset certain Restricted Payment (as defined in the ARCA) baskets, as if unused, so as to permit Ford to make additional Restricted Payments and to redeem or prepay Material Unsecured Indebtedness or Permitted Second Lien Debt, in an aggregate amount not to exceed $500,000,000 during any fiscal year and $1,000,000,000 in the aggregate from and after November 24, 2009;

•
Provide for automatic termination of (1) the unused revolving commitments of any Lender that becomes a Defaulting Lender (as defined in the ARCA) 30 days after such Lender becomes a Defaulting Lender (the “Termination Date”), and (2) the funded revolving commitments of any Defaulting Lender on the Termination Date or from time to time as Ford elects to repay the outstanding revolving loans of such Defaulting Lender, in each case, subject to waiver by Ford; and

•
Restrict Ford from paying dividends (other than dividends payable solely in stock of Ford) on, or redeeming, retiring or purchasing, for cash consideration, its common stock pursuant to its Cumulative Growth Amount (as defined in the ARCA) restricted payment basket unless the revolving facilities are, in the aggregate, at least 50% undrawn.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99.1	News Release dated November 24, 2009	Filed with this Report

Exhibit 99.2	Fourth Amendment, including the Amended and Restated Credit Agreement	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: November 25, 2009	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi Assistant Secretary

EXHIBIT INDEX

Designation	Description	Method of Filing

Exhibit 99.1	News Release dated November 24, 2009	Filed with this Report

Exhibit 99.2	Fourth Amendment, including the Amended and Restated Credit Agreement	Filed with this Report